Exhibit 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of August 1, 2012 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and WILLIAM P. FOLEY, II (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of July 2, 2008, as amended on February 4, 2010 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 4 of the Agreement is replaced in its entirety with the following:

4.     “Salary. Effective as of August 1, 2012 and continuing during the Employment Term, the Company shall pay the Employee an annual base salary, before deducting all applicable withholdings, of no less than $690,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without the Employee's express written consent) at the discretion of the Board or the Compensation Committee of the Board (the “Committee”) to reflect, among other matters, cost of living increase and performance results (the aggregate amount of paid salary in any given year shall be referred to as the “Annual Base Salary”).”

2.    Section 5(d) of the Agreement is replaced in its entirety with the following:

“5.    Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which the Company or an affiliate of the Company may from time to time make available to the Employee, the Employee shall be entitled to the following during the Employment Term:

(d)
an annual incentive bonus opportunity under the Company's annual incentive plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Committee (“Annual Bonus”). The Employee's target Annual Bonus under the Annual Bonus Plan shall be no less than 225% of the Employee's Annual Base Salary (collectively, the target and maximum are referred to as the “Annual Bonus Opportunity”). The Employee's Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without the Employee's express written consent) at the discretion of the Committee. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates; and”

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC.
By:    /s/ Michael L. Gravelle
Name:     Michael L. Gravelle
Its: Executive Vice President, General Counsel and Corporate Secretary

/s/ William P. Foley,II
William P. Foley, II